EXHIBIT 4.q

                INDEMNITY, SUBROGATION and CONTRIBUTION AGREEMENT dated as of March 2, 2001, among CROWN CORK & SEAL COMPANY, INC., a Pennsylvania corporation (“CCSC”), each of the other Subsidiary Borrowers (as defined in the Credit Agreement referred to below; the Subsidiary Borrowers and CCSC being collectively called the “Borrowers”), each Domestic Subsidiary of CCSC listed on Schedule I hereto (the “Guarantors”) and THE CHASE MANHATTAN BANK (“Chase”), as administrative agent (in such capacity, the “Administrative Agent”).

        Reference is made to (a) the Credit Agreement dated as of February 4, 1997, as amended and restated as of March 2, 2001 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CCSC, the other Borrowers, the lenders from time to time party thereto (the “Lenders”) and the Administrative Agent and (b) the U.S. Guarantee Agreement dated as of March 2, 2001 (as amended, supplemented or otherwise modified from time to time, the “Guarantee Agreement”), among the Guarantors and Chase, as collateral agent.

        The Lenders have agreed to make Loans to the Borrowers, and the Issuing Bank has agreed to issue Letters of Credit for the account of the Borrowers, pursuant to, and upon the terms and subject to the conditions specified in, the Credit Agreement. The Guarantors have guaranteed such Loans and the other Obligations (as defined in the Guarantee Agreement) pursuant to the Guarantee Agreement; the Guarantors also have granted Liens on and security interests in certain of their assets to secure the Obligations. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit are conditioned on, among other things, the execution and delivery by the Borrowers and the Guarantors of an agreement in the form hereof.

        Accordingly, the Borrowers, each Guarantor and the Administrative Agent agree as follows:

        SECTION 1. Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 3), each Borrower agrees that (a) in the event a payment shall be made by any Guarantor under the Guarantee Agreement on account of any Obligation of such Borrower, such Borrower and CCSC shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Guarantor shall be sold pursuant to any Security Document to satisfy a claim of any Secured Party on account of any Obligation of such Borrower,

2

such Borrower and CCSC shall indemnify such Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

        SECTION 2. Contribution and Subrogation. Each Guarantor (a “Contributing Guarantor”) agrees (subject to Section 3) that, in the event a payment shall be made by any other Guarantor under the Guarantee Agreement or assets of any other Guarantor shall be sold pursuant to any Security Document to satisfy a claim described in Section 1 of any Secured Party and such other Guarantor (the “Claiming Guarantor”) shall not have been fully indemnified by the applicable Borrower or CCSC as provided in Sec tion 1, the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Guarantor on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 12, the date of the Supplement hereto executed and delivered by such Guarantor). Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this Section 2 shall be subrogated to the rights of such Claiming Guarantor under Section 1 to the extent of such payment.

        SECTION 3. Subordination. Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors under Sections 1 and 2 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Obligations. No failure on the part of CCSC, any Borrower or any Guarantor to make the payments required by Sections 1 and 2 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of the obligations of such Guarantor hereunder.

        SECTION 4. Termination. This Agreement shall survive and be in full force and effect so long as any Obligation is outstanding and has not been indefeasibly paid in full in cash, and so long as the LC Exposure has not been reduced to zero or any of the commit ments to make Loans or issue Letters of Credit under the Credit Agreement have not been terminated, and shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Secured Creditor or any Guarantor upon the bankruptcy or reorganization of any Borrower, any Guarantor or otherwise.

        SECTION 5. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

3

        SECTION 6. Waivers; Amendment. (a) No failure or delay on the part of the Administrative Agent or any Guarantor in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power by the Administrative Agent or any Guarantor preclude any other or further exercise thereof or the exercise of any other right or power. The remedies of the Administrative Agent and the Guarantors hereunder are cumulative and are not exclusive of any other rights or remedies that they would otherwise have. No waiver of any provisions of this Agreement or consent to any departure therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

        (b)  Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into among the Borrowers, the Administrative Agent and the Guarantor with respect to which such waiver, amendment or modification is to apply, subject to any consents required in accordance with Section 10.08 of the Credit Agreement.

        SECTION 7. Notices. All communications and notices hereunder shall be in writing and given as provided in the Guarantee Agreement and addressed as specified therein.

        SECTION 8. Successors and Assigns; Binding Agreement; Assignments; Several Agreement. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the parties hereto that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns. This Agreement shall become effective as to the Borrowers or any Guarantor when a counterpart hereof executed on behalf of any such party shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon the Borrowers, such Guarantor and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of the Borrowers, such Guarantor, the Administrative Agent and the Secured Parties, and their respective successors and assigns, except that no Borrower nor any Guarantor shall have the right to assign its rights or obligations here under (and any such attempted assignment shall be void), except as expressly contemplated by this Agreement or the other Loan Documents. Notwithstanding the foregoing, at the time any Guarantor is released from its obligations under the Guarantee Agreement and any Security Documents to which it is a party in accordance with the Loan Documents, such Guarantor will cease to have any rights or obligations under this Agreement. This Agreement shall be construed as a separate agreement with respect to each Guarantor and may be amended, modified, supplemented,

4

waived or released with respect to any Guarantor without the approval of any other Guarantor and without affecting the obligations of any other Guarantor hereunder.

        SECTION 9. Survival of Agreement; Severability. (a)  All covenants and agreements made by the Borrowers and each Guarantor herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or the other Loan Documents shall be considered to have been relied upon by the Administrative Agent, the Secured Parties and each Guarantor and shall survive the making by the Lenders of the Loans and the issuance of the Letters of Credit by the Issuing Bank, and shall continue in full force and effect until this Agreement shall terminate.

        (b) Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

        SECTION 10. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by telecopy shall be as effective as delivery of a manually signed counterpart of this Agreement.

        SECTION 11. Rules of Interpretation. The rules of interpretation specified in Section 1.03 of the Credit Agreement shall be applicable to this Agreement. Section headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting this Agreement.

        SECTION 12. Additional Guarantors. Pursuant to Section 5.11 of the Credit Agreement, each Domestic Subsidiary of CCSC that was not in existence or not such a Domestic Subsidiary on the date of the Credit Agreement is required to enter into this Agreement as a Guarantor upon becoming such a Domestic Subsidiary. Upon execution and delivery by the Administrative Agent and a Domestic Subsidiary of an instrument in the form of Annex 1 hereto, such Domestic Subsidiary shall become a Guarantor here under with the same force and effect as if originally named as a Guarantor hereunder. The execution and delivery of any instrument adding an additional Guarantor as a party to this Agreement shall not require the consent of any Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Agreement.

5

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first appearing above.

CROWN CORK & SEAL COMPANY, INC.,
by	/s/ A.W. Rutherford Name: A.W. Rutherford Title: Authorized Signatory

SUBSIDIARY BORROWERS,
by	/s/ A.W. Rutherford Name: A.W. Rutherford Title: Authorized Signatory

EACH OF THE SUBSIDIARIES LISTED ON SCHEDULE I HERETO,
by	/s/ Michael B. Burns Name: Michael B. Burns Title: Authorized Signatory

6

THE CHASE MANHATTAN BANK, as Administrative Agent,
by	/s/ Thomas H. Kozlark Name: Thomas H. Kozlark Title: Authorized Signatory